UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 22, 2006
THE BON-TON STORES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania (State or Other Jurisdiction of Incorporation)	0-19517 (Commission File Number)	23-2835229 (IRS Employer Identification No.)
2801 E. Market Street, York, Pennsylvania 17402
(Address of Principal Executive Offices)
717-757-7660
(Registrant’s Telephone Number, including Area Code)
Not Applicable
(Former Name or Former Address, If Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
Adoption of New Compensation for the Board of Directors
     On August 22, 2006, the Board of Directors (the “Board”) of The Bon-Ton Stores, Inc. (the “Company”) unanimously approved a new compensation plan for the Company’s Board that increased the annual retainer Board fee by $20,000 ($10,000 in cash and $10,000 in restricted stock units) and increased the additional fee for service on the Executive Committee by $5,000. Effective as of the first day of the current fiscal year, January 29, 2006, each non-employee director will receive both cash compensation and stock compensation, which includes:
•	a $110,000 annual fee, $50,000 of which is paid in cash and $60,000 of which is paid in restricted stock units which vest if the director remains on the Board through the end of the Company’s fiscal year in which the restricted stock unit is granted, and pursuant to which shares (equal in number to the units granted) are delivered on the first anniversary of the date the director’s services as a member of the Board terminate (subject to accelerated vesting and delivery of the shares in the event there is a Change of Control, as that term is defined in the Company’s 2000 Stock Incentive and Performance-Based Award Plan);

•	a $20,000 supplemental annual fee for serving on the Executive Committee;

•	a $5,000 supplemental annual fee for serving on each committee other than the Executive Committee;

•	a $10,000 supplemental annual fee for each Committee chair.
     Directors may defer all or any part of their cash compensation into additional restricted stock units.
     Tim Grumbacher and Byron L. Bergren are employees of the Company and are not paid any separate compensation for serving as directors. They are the only employees who serve as directors.
Adoption of Severance Pay Plan
     On August 22, 2006, the Board adopted a Severance Pay Plan (the “Severance Plan”). Any eligible associate of the Company (as such term is defined in the Severance Plan) may participate in the Severance Plan if he or she is not covered under a separate written severance agreement with the Company or an employment agreement with the Company that provides for severance. The Severance Plan provides for severance benefits in the event a participant is involuntarily terminated by the Company for reasons unrelated to the associate’s performance and as a result of a reduction in force or reorganization, the associate is not reemployed by the Company, the associate continues to work on his scheduled days through his scheduled termination date and the associate executes a general release of claims against the Company. The severance benefit is calculated based on the associate’s classification, as indicated in the following chart:

Schedule of Benefits Under the Severance Plan

Associate Classification	Length of Service	Benefits
Management Associate	At least 3 months but less than 1 year of continuous Benefit Service	1/2 day of pay for each complete 2 months of continuous Benefit Service up to a maximum of 2 and 1/2 days.
Management Associate	One or more years of continuous Benefit Service	1 week of pay for each year of continuous Benefit Service up to 26 weeks of pay. All Management Associates with one or more years of continuous Benefit Service will receive at least 4 weeks of pay.
Management Associate	Age 50 or older with at least 10 or more years of continuous Benefit Service	1 and 1/2 weeks of pay per completed year of continuous Benefit Service up to 39 weeks of pay.
Full-Time Associates (who are not Management Associates)	At least 3 months but less than one year of continuous Benefit Service	1/2 day for each complete 2 months of continuous Benefit Service up to a maximum of 2 and 1/2 days.
Full-Time Associates (who are not Management Associates)	One or more years of continuous Benefit Service	1/2 week of pay for each complete year of continuous Benefit Service up to a maximum of 13 weeks of pay.
Regular Part-Time Associates (who are not Management Associates)	One or more years of continuous Benefit Service	1/2 week of pay for each complete year of continuous Benefit Service up to a maximum of 4 weeks of pay.

     The Severance Plan is intended to qualify as an unfunded welfare plan under Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended.
     The foregoing description of the Severance Plan is qualified in its entirety by reference to the Severance Plan, a copy of which is included as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
     (c)  Exhibits
     10.1  Severance Pay Plan

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Bon-Ton Stores, Inc.
By:	/s/ Keith E. Plowman
Keith E. Plowman
Executive Vice President, Chief Financial Officer and Principal Accounting Officer

Dated: August 28, 2006